Exhibit 99.1

Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2015

MAYFIELD VILLAGE, Ohio, May 5, 2015 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter ended March 31, 2015.

Net sales for the first quarter of 2015 were $85,790,000, down 5% compared to $89,925,000 in the first quarter of 2014.

The Company posted a net loss for the first quarter 2015 of $256,000, or $.05 per share, compared to net income of $2,738,000, or $.50 per diluted share, in the first quarter of 2014.

Currency translation rates had a negative impact on 2015 first quarter net sales of $6,484,000 and a negligible impact on net income. However, losses on foreign currency transactions had an unfavorable impact of $3,354,000 on pre-tax income.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "Exceptionally weak foreign currencies eroded sales and net income during the first quarter. Excluding the impact of foreign currency translation, the Company delivered sales growth of 3%. Unrealized losses on intercompany receivables and payables had a negative $3 million impact on pretax earnings compared to a favorable impact of $700,000 in the first quarter of 2014. We also incurred over $500,000 of restructuring charges in the first quarter of 2015. Excluding the impact of the unrealized foreign currency transactions and restructuring costs, our operating income improved over the first quarter of 2014. We continue to focus on tightly controlling our expenses and maximizing our global sourcing capabilities to mitigate the impact of geopolitical factors on our business."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, telecommunication, cable operators, information (data communication), and other similar industries. Our primary products support, protect, connect, terminate, and secure cables and wires. We also provide solar hardware systems and mounting hardware for a variety of solar power applications.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates three domestic manufacturing centers located in Rogers, Arkansas; Albuquerque, New Mexico; and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, England, France Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products, increases in raw material prices, the Company's ability to identify, complete and integrate acquisitions for profitable growth, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2014 Annual Report on Form 10-K filed with the SEC on March 12, 2015 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS
(UNAUDITED)

In thousands, except per share data	Three Months Ended March 31,
	2015	2014

Net sales	$ 85,790	$ 89,925
Cost of products sold	61,030	62,477
GROSS PROFIT	24,760	27,448

Costs and expenses
Selling	7,207	8,505
General and administrative	10,186	11,158
Research and engineering	3,721	3,775
Other operating expense (income) - net	3,731	(203)
	24,845	23,235

OPERATING INCOME (LOSS)	(85)	4,213

Other income (expense)
Interest income	102	109
Interest expense	(133)	(161)
Other income (expense) - net	57	(24)
	26	(76)

INCOME (LOSS) BEFORE INCOME TAXES	(59)	4,137

Income taxes	197	1,399

NET INCOME (LOSS)	$ (256)	$ 2,738

BASIC EARNINGS PER SHARE
Net Income (Loss) to PLPC common shareholders	$ (0.05)	$ 0.51

DILUTED EARNINGS PER SHARE
Net Income (Loss) to PLPC common shareholders	$ (0.05)	$ 0.50

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,396	5,392

Weighted-average number of shares outstanding - diluted	5,396	5,431

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
Thousands of dollars, except share and per share data	2015	2014
	(Unaudited)
ASSETS
Cash and cash equivalents	$ 30,530	$ 29,643
Accounts receivable, less allowances of $2,383 ($2,370 in 2014)	63,426	67,942
Inventories - net	76,097	80,037
Deferred income taxes	8,052	7,249
Prepaids	8,840	9,167
Other current assets	4,262	6,625
TOTAL CURRENT ASSETS	191,207	200,663

Property, plant and equipment - net	97,886	102,531
Other intangibles - net	13,016	14,121
Goodwill	16,958	17,792
Deferred income taxes	7,044	5,773
Other assets	11,758	13,087

TOTAL ASSETS	$ 337,869	$ 353,967

LIABILITIES AND SHAREHOLDERS' EQUITY

Notes payable to banks	$ 1,735	$ 1,809
Current portion of long-term debt	111	116
Trade accounts payable	19,572	22,332
Accrued compensation and amounts withheld from employees	10,318	9,876
Accrued expenses and other liabilities	16,980	21,194
TOTAL CURRENT LIABILITIES	48,716	55,327

Long-term debt, less current portion	30,741	31,749
Other noncurrent liabilities and deferred income taxes	25,045	23,966

SHAREHOLDERS' EQUITY
PLPC shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,393,371 and
5,397,138 issued and outstanding, net of 824,011 and 819,424 treasury
shares at par, respectively, as of March 31, 2015 and December 31, 2014	10,787	10,794
Common shares issued to Rabbi Trust, 289,942 and 292,609 shares at
March 31, 2015 and December 31, 2014	(11,617)	(11,790)
Deferred Compensation Liability	11,617	11,790
Paid-in capital	23,342	22,795
Retained earnings	242,900	244,470
Accumulated other comprehensive loss	(43,662)	(35,134)
TOTAL SHAREHOLDERS' EQUITY	233,367	242,925

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 337,869	$ 353,967

CONTACT: Eric R. Graef, Preformed Line Products, (440) 473-9249